SECOND SUPPLEMENTAL TRUST INDENTURE
THIS SECOND SUPPLEMENTAL TRUST INDENTURE dated for reference as of December 17, 2025.
BETWEEN:
TRULIEVE CANNABIS CORP., a corporation existing under the laws of British Columbia (the “Issuer”)
AND:
ODYSSEY TRUST COMPANY, a trust company continued under the laws of Canada and registered to carry on business in the provinces of British Columbia and Alberta (the “Trustee”)
WHEREAS:
A.    The Issuer and the Trustee are parties to a trust indenture dated as of June 18, 2019, as supplemented (the “Indenture”) which provides for the issuance of an unlimited aggregate principal amount of Notes, subject to the conditions and limitations set forth in the Indenture; and
B.    In accordance with Section 2.2 of the Indenture, the parties hereto agree to enter into this Second Supplemental Trust Indenture to amend the Indenture to provide for the issuance of an additional series of Notes, being 10.5% Senior Secured Notes due December 17, 2030, in the aggregate principal amount of up to $140,000,000, to be designated as the “2030 Notes”, as set forth herein.
NOW THEREFORE in consideration of the mutual covenants herein and such other good and valuable consideration exchanged between the Issuer and the Trustee, the receipt and sufficiency of which is agreed to and acknowledged by each of the parties, the Issuer and the Trustee covenant and agree as follows:
1.    This Second Supplemental Trust Indenture is a supplemental indenture to the Indenture. The Indenture and this Second Supplemental Trust Indenture will be read together and will have effect as though all the provisions of both indentures were contained in one instrument. If any terms of the Indenture are inconsistent with the express terms or provisions hereof, the terms of this Second Supplemental Trust Indenture shall prevail to the extent of the inconsistency.
2.    All capitalized terms not otherwise defined in this Second Supplemental Trust Indenture shall have the same meanings ascribed thereto in the Indenture and any references herein to articles, section numbers and paragraphs shall refer to the articles, section numbers and paragraphs in the Indenture.
3.    The 2030 Notes shall be a direct senior secured obligation of the Issuer secured by Liens on the Collateral, subject to Permitted Liens, comprised solely of a pledge of the shares of Trulieve US on a pari passu basis with all other Notes of the Issuer pursuant to Section 2.1 of the Indenture. The 2030 Notes shall rank senior to all of the Issuer’s existing and future unsecured Indebtedness, be structurally subordinated to any Indebtedness and other liabilities of any Subsidiaries of the Issuer and limit any Restricted Subsidiary from granting a Lien (other than Permitted Liens) over its Property without granting a pari passu Lien to the Collateral Trustee.

4.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by adding the following definitions to Section 1.1 (Definitions) of the Indenture:
“2030 Note Issue Date” means the date the 2030 Notes are originally issued pursuant to this Supplemental Indenture.
“Consolidated Revenue” means, in relation to any period of four consecutive quarters of the Issuer, the consolidated revenue of the Issuer for each quarter during such period as reported by the Issuer in its publicly filed financial statements.
“Fitch” means Fitch Ratings Inc. or any successor ratings agency thereto.
“GAAP” means accounting principles generally accepted in the United States of America.
“Trulieve US” means Trulieve, Inc., and its successors.
“UTP” means any uncertain tax position of the Issuer or any Subsidiary that is disclosed in the financial statements of the Issuer or any Subsidiary, as applicable.
5.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting the definition of “IFRS” in Section 1.1 (Definitions) of the Indenture and replacing the term “IFRS” in all instances in the Indenture with the term “GAAP”.
6.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting the current definition of the following terms in Section 1.1 (Definitions) of the Indenture in their entirety and replacing each with the following:
“Asset Sale” means the sale, conveyance or other disposition of any assets, other than:
(a)    a transaction governed by the provisions of Section 6.13 or Section 10.1 of this Indenture, and
(b)    the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale, transfer or other conveyance by the Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares or shares required to be owned by other Persons pursuant to applicable law).
Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:
(a)    any single transaction or series of related transactions that involves assets or other Equity Interests having a Fair Market Value of less than $50 million (for any fiscal year of the Issuer);
(b)    any issuance or transfer of assets or Equity Interests between or among the Issuer and its Restricted Subsidiaries;
(c)    the sale or other disposition of cash or Cash Equivalents;

(d)    dispositions (including without limitation surrenders and waivers) of accounts or notes receivable or other contract rights in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;
(e)    the trade or exchange by the Issuer or any Restricted Subsidiary thereof of any asset for any other asset or assets that is used or useable in a Permitted Business, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the Fair Market Value of the asset or assets received by the Issuer or any Restricted Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of the Issuer or such Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Issuer or any Restricted Subsidiary pursuant to such trade or exchange;
(f)    any sale, lease, conveyance or other disposition of (i) inventory, products, services or accounts receivable in the ordinary course of business, and (ii) any property or equipment that has become damaged, worn out or obsolete or pursuant to a program for the maintenance or upgrading of such property or equipment;
(g)    the creation of a Lien not prohibited by this Indenture and any disposition of assets resulting from the enforcement or foreclosure of any such Lien;
(h)    the disposition of assets that, in the good faith judgment of the Issuer, are no longer used or useful in the business of such entity;
(i)    a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture;
(j)    leases or subleases in the ordinary course of business to third persons otherwise in accordance with the provisions of this Indenture;
(k)    an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a wholly owned Restricted Subsidiary of the Issuer;
(l)    a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;
(m)    foreclosure on assets or property;
(n)    any sale or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(o)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements and the transfer of assets as part of the consideration for Investment in a joint venture so long as the Fair Market Value of such assets is counted against the amount of Investments permitted pursuant to Section 6.8;

(p)    sales or dispositions in connection with Permitted Liens;
(q)    sales or dispositions in respect of which the Issuer or a Restricted Subsidiary is required to pay the proceeds thereof to a third party pursuant to the terms of agreements or arrangements in existence as at the 2030 Note Issue Date;
(r)    any sale, transfer or other disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; and
(s)    any issuance of Equity Interests by the Issuer.
For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.
“Cash Equivalents” means:
(a)    United States or Canadian dollars or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;
(b)    securities issued or directly and fully guaranteed or insured by the government of the United States or Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada, as the case may be, is pledged in support of such securities), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;
(c)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States, Canada or any other country that is a member of the Organization for Economic Cooperation and Development;
(d)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;
(e)    commercial paper having one of the two highest ratings obtainable from any of (i) Moody’s, (ii) Standard & Poor’s or (iii) DBRS, and in each case maturing within one year after the date of acquisition;
(f)    securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, any province or territory of Canada, or by any political subdivision or other authority thereof, rated at least “A” by Moody’s or Standard & Poor’s or, with respect to any province or territory of Canada, the equivalent thereof by

DBRS, and in each case having maturities of not more than one year from the date of acquisition; and
(g)    money market funds, of which at least a majority of the assets constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.
“Collateral” means, on the 2030 Note Issue Date, the shares of Trulieve US, provided that, for the avoidance of doubt and notwithstanding any other provision herein or in the Security Document, any and all leases or similar agreements to which Trulieve US is a party may, in the Issuer’s sole and absolute discretion, be transferred and/or assigned, in whole or in part, to the Issuer (or any Affiliate of the Issuer or any other Person) at any time, including at any time upon and following the occurrence of any Default or Event of Default, regardless of whether the Collateral Trustee or any Holder has exercised or intends to exercise any remedy, enforcement, foreclosure or other right with respect to the Collateral.
“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:
(a)    an amount equal to any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus
(b)    all extraordinary, unusual or non-recurring items of loss or expense to the extent deducted in computing such Consolidated Net Income; plus
(c)    provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(d)    Consolidated Fixed Charges of such Person and its Subsidiaries for such period, to the extent that any such Consolidated Fixed Charges were deducted in computing such Consolidated Net Income; plus
(e)    depreciation, depletion, amortization (including amortization of intangibles and deferred financing costs but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
(f)    severance costs, restructuring costs, asset impairment charges and acquisition transition services costs, provided that in each case such costs or charges were deducted in calculating Consolidated Net Income for such period; plus
(g)    all expenses related to restricted stock and redeemable stock interests granted to officers, directors and employees, to the extent such expenses were deducted in computing such Consolidated Net Income; minus

(h)    non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;
in each case, on a consolidated basis and determined in accordance with GAAP.
Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of and the depreciation, depletion and amortization and other non-cash expenses of, a Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated EBITDA of the Issuer: (A) to the extent such provision for taxes relates to any UTP; or (B) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Issuer and only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to the Issuer by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.
“Consolidated Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Consolidated Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than the incurrence or repayment of revolving credit borrowings, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period; provided that, in the event that the Issuer shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness” and in part pursuant to one or more clauses of the definition of “Permitted Debt” (other than in respect of clause (13) of such definition), any calculation of Consolidated Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause of the definition of “Permitted Debt” on such date. In addition, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio:
(a)    acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated EBITDA for such reference period will be calculated on a pro forma basis in good faith on a reasonable basis by a responsible financial or accounting Officer of the Issuer; provided, that such Officer may in his discretion include any pro forma changes to Consolidated EBITDA, including any pro forma reductions of expenses and costs, that have occurred or are reasonably expected by such Officer to occur;
(b)    the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;
(c)    the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;
(d)    Consolidated Fixed Charges attributable to non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs (including unamortized original issue discount) or other financial recapitalization changes in connection with redeeming or retiring any Indebtedness prior to its maturity, will be excluded; and
(e)    Consolidated Fixed Charges attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.
“Consolidated Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(a)    the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount (provided, however, that any amortization of bond premium will be credited to reduce Consolidated Fixed Charges unless pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Fixed Charges), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus
(b)    the consolidated interest of such Person and its Subsidiaries that was capitalized during such period; plus
(c)    any interest expense actually paid on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries;
in each case, on a consolidated basis and in accordance with GAAP.
“Consolidated Indebtedness” means at any time the aggregate stated balance sheet amount of all Indebtedness of the Issuer and the Subsidiaries determined on a consolidated basis plus, to the extent not included in Indebtedness, any Indebtedness of the Issuer and the Subsidiaries in respect of receivables sold or discounted (other than to the extent they are sold on a non-recourse basis).
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(a)    the Net Income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary thereof;
(b)    the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equityholders;
(c)    the cumulative effect of a change in accounting principles will be excluded;
(d)    solely for purpose of determining the amount available for Restricted Payments under Section 6.8(a)(vii), the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;
(e)    to the extent deducted in the calculation of Net Income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs (including unamortized original issue discount) or other financial recapitalization changes in connection with redeeming or retiring any Indebtedness prior to its maturity will be added back to the calculation of Consolidated Net Income;
(f)    any asset impairment write downs under GAAP will be excluded;
(g)    unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP will be excluded; and
(h)    unrealized losses and gains under Hedging Obligations included in the determination of Consolidated Net Income, will be excluded.
“Consolidated Net Tangible Assets” means, with respect to any Person as of any date of determination, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated statement of financial position of such Person and its Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.
“Designated Rating Organization” means each of Standard & Poor’s, Moody’s, DBRS and Fitch.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
1)    in respect of borrowed money;
2)    evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
3)    in respect of banker’s acceptances;
4)    in respect of Capital Lease Obligations and Purchase Money Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person and in respect of any lease obligations as stated in paragraph (xii) of the definition of Permitted Debt;
5)    in respect of the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable;
6)    representing Hedging Obligations; or
7)    all preferred stock issued by such Person, if such Person is a Restricted Subsidiary or the Issuer and is not a Guarantor.
In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
Notwithstanding the foregoing, the following shall not constitute Indebtedness:
1)    any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence;
2)    any obligation arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment or earnout obligations based on the performance of the acquired or disposed assets, subordinated vendor takeback loan or similar obligations (other than Guarantees of Indebtedness) customarily Incurred by any Person in connection with the acquisition or disposition of any assets, including Capital Stock, in an aggregate amount not to exceed $100 million (for any fiscal year of the Issuer);
3)    any obligation arising from, related to or incurred related to any UTP or the resolution thereof; and

4)     any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the irrevocable deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness; provided, however, if any such defeasance shall be terminated prior to the full discharge of the Indebtedness for which it was Incurred, then such Indebtedness shall constitute Indebtedness for all relevant purposes of this Indenture.
The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations described above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:
1)    the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and
2)    the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
“Investment Grade Rating” means a rating equal to or higher than:
(a)    “BBB-” (or the equivalent) from Standard & Poor’s;
(b)    “Baa3” (or the equivalent) from Moody’s;
(c)    “BBB(Low)” (or the equivalent) from DBRS; or
(d)    “BBB-“ (or equivalent) from Fitch.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest therein.
“Material Adverse Effect” means any event or change that, individually or in the aggregate with other events or changes, is or would reasonably be expected to be, materially adverse to the business, operations, assets or financial condition of the Issuer and its Restricted Subsidiaries (taken as a whole); provided that a Material Adverse Effect shall not include an adverse effect resulting from a change: (i) that arises out of a matter that has been publicly disclosed by the Issuer or otherwise disclosed in writing by the Issuer to the Trustee prior to the date of this Indenture; (ii) that results from general economic, financial, currency exchange, interest rate or securities market conditions in Canada or the United States; or (iii) that is a result of any matter permitted by this Indenture or consented to in writing by the Trustee.
“Material Permits” means the licence issued to Trulieve, Inc. by the State of Florida Department of Health Office of Medical Marijuana Use approving Trulieve, Inc. as a Medical Marijuana

Treatment Center and permitting Trulieve, Inc. to dispense low-THC cannabis, medical use cannabis, and cannabis delivery devises.
“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum, relating to the Offering of the 2030 Notes issued on the 2030 Note Issue Date) by the Issuer and its Restricted Subsidiaries on the 2030 Note Issue Date and other businesses reasonably related, complimentary or ancillary thereto.
“Permitted Investments” means:
(a)    any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;
(b)    any Investment in Cash Equivalents;
(c)    any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:
(i)    such Person becomes a Restricted Subsidiary of the Issuer; or
(ii)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Subsidiary of the Issuer;
(d)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.14 or a sale or disposition of assets excluded from the definition of “Asset Sale”;
(e)    Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;
(f)    stock, obligations or securities received as a result of the bankruptcy or reorganization of a Person or taken in settlement or other resolutions of claims or disputes or in satisfaction of judgments, and extensions, modifications and renewals thereof;
(g)    advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the statement of financial position of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;
(h)    any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;
(i)    loans or advances to officers and employees of the Issuer or any of its Subsidiaries made in the ordinary course of business, which, in the aggregate outstanding amount, do not at any time exceed $25 million;

(j)    repurchases of, or other Investments in, the 2030 Notes;
(k)    advances, deposits and prepayments for purchases of any assets used in a Permitted Business, including any Equity Interests;
(l)    commission, payroll, travel, entertainment and similar advances to officers and employees of the Issuer or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;
(m)    Guarantees issued in accordance with Section 6.9;
(n)    Investments existing on the 2030 Note Issue Date;
(o)    any Investment (i) existing on the 2030 Note Issue Date, (ii) made pursuant to binding commitments in effect on the date of this Indenture or (iii) that replaces, refinances or refunds any Investment described under either of the immediately preceding clauses (i) or (ii); provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and not materially less favorable to the Issuer or any of its Restricted Subsidiaries than the Investment replaced, refinanced or refunded as determined in good faith by the Issuer;
(p)    Investments the payment for which consists solely of Capital Stock of the Issuer;
(q)    any Investment in any Subsidiary of the Issuer in connection with intercompany cash management arrangements or related activities;
(r)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;
(s)    performance guarantees made in the ordinary course of business or consistent with past practice;
(t)    Investments in the ordinary course of business or consistent with past practice consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other business arrangements with other Persons;
(u)    any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes;
(v)    any Investment acquired by the Issuer or any of its Restricted Subsidiaries;
(w)    an Investment in exchange for any other Investment or accounts receivable held by the Issuer or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(x)    an Investment in satisfaction of judgments against other Persons;
(y)    any Investment by the Issuer or its Restricted Subsidiaries in a Permitted Business;
(z)    any Investment in respect of share price guarantees for share consideration given by the Issuer or any of its Restricted Subsidiaries with respect to acquisitions prior to the 2030 Note Issue Date;
(aa)    any guarantee, indemnity, reimbursement or similar obligation or liability of the Issuer or any Restricted Subsidiary relating to the obligations of any Subsidiary under (i) any lease agreement for a Permitted Business or (ii) construction financing and/or tenant improvement allowances for a Permitted Business, in each case in the ordinary and consistent with past practices; and
(bb)    other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (bb) since the 2030 Note Issue Date, not to exceed the greater of (a) $25 million and (b) the amount equal to 0.3 multiplied by the aggregate amount of Consolidated EBITDA for the most recently completed twelve fiscal months of the Issuer for which the internal financial statements are available immediately preceding the date on which such Restricted Payment is made;
provided, however, that with respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment, to one or more of the above clauses (a) through (bb) so that the entire Investment would be a Permitted Investment.
“Permitted Liens” means:
(a)    Liens in favor of the Issuer or any Subsidiary;
(b)    Liens on property of a Person (i) existing at the time of acquisition thereof or (ii) existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and not in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;
(c)    Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer, provided that such Liens were in existence prior to, and not in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;
(d)    Liens securing the 2030 Notes and the Guarantees;
(e)    Liens existing on the 2030 Note Issue Date or other Indebtedness Incurred under Section 6.9(b)(i);

(f)    Liens securing Non-Recourse Debt permitted by Section 6.9(b)(ii);
(g)    Liens securing Permitted Refinancing Indebtedness; provided that any such Lien is limited to all or part of the same property or assets that secured (or under the written agreement under which such original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property and assets that are the security for another Permitted Lien hereunder;
(h)    Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (i) the Incurrence of such Indebtedness was not prohibited by this Indenture and (ii) such defeasance or satisfaction and discharge is not prohibited by this Indenture;
(i)    Liens to secure Indebtedness permitted by Section 6.9(b)(i) provided that any such Lien covers only the assets acquired, constructed, refurbished, installed, improved, deployed, refurbished, modified or leased with such Indebtedness;
(j)    Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction, development, expansion or improvement of the equipment or other property subject to such Liens; provided, however, that (i) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (ii) such Lien does not extend to or cover any property other than such item of property or any improvements on such item of property and (iii) the incurrence of such Indebtedness is otherwise not prohibited by this Indenture;
(k)    Liens securing Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;
(l)    Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or similar obligations;
(m)    Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;
(n)    Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or authority in connection with the ownership of assets, provided that such Liens do not materially interfere with the use of such assets in the operation of the business;
(o)    reservations, limitations, provisos and conditions, if any, expressed in any original grant from the government of Canada of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not materially interfere with the use of such assets;
(p)    survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Issuer or any of its Restricted Subsidiaries;
(q)    servicing agreements, development agreements, site plan agreements, and other agreements with governmental authorities pertaining to the use or development of assets, provided each is complied with in all material respects and does not materially interfere with the use of such assets in the operation of the business;
(r)    judgment and attachment Liens, individually or in the aggregate, neither arising from judgments or attachments that gave rise to, nor giving rise to, an Event of Default, notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(s)    Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations, and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations, in each case which are Incurred in the ordinary course of business;
(t)    bankers’ Liens and Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Subsidiary thereof on deposit with or in possession of such bank;
(u)    any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;
(v)    Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith that are (A) related to any UTP or (B) for which adequate reserves have been established to the extent required by GAAP;
(w)    Liens arising from precautionary financing statements under the Uniform Commercial Code or financing statements under a Personal Property Security Act or similar statutes regarding operating leases, sales of receivables or consignments;
(x)    Liens of franchisors in the ordinary course of business not securing Indebtedness;
(y)    Liens imposed by law, such as carriers’, warehousemen’s, repairmen’s, landlord’s, suppliers’, builders’ and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business for sums not yet delinquent by more than 60 days or being contested in good faith, if such reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made in respect thereto;
(z)    Liens contained in purchase and sale agreements to which the Issuer or any of its Restricted Subsidiaries is the selling party thereto which limit the transfer of assets pending the closing of the transactions contemplated thereby;
(aa)    Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(bb)    Liens in favor of the Trustee as provided for in this Indenture on money or property held or collected by the Trustee in its capacity as Trustee;
(cc)    Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any of its Restricted Subsidiaries to the extent securing non-recourse debt or other Indebtedness of such Unrestricted Subsidiary or joint venture;
(dd)    Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;
(ee)    Liens securing inventories that are purchased on credit terms exceeding 90 days made in the ordinary course of business;
(ff)    Liens arising out of the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(gg)    Liens in favour of the Collateral Trustee; and
(hh)    Liens not otherwise permitted by clauses (a) through (gg) of this definition which secure Indebtedness of the Issuer or any of its Restricted Subsidiaries not to exceed 3.0% of the Consolidated Net Tangible Assets of the Issuer at any one time outstanding.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (i) 1.00% per annum plus (ii) the bid yield to maturity on such date compounded semi-annually which a non-callable non-amortizing U.S. Government nominal bond would be expected to carry if issued, in U.S. dollars in the United States, at 100% of its principal amount on such date with a term to maturity which most closely approximates the remaining term from such redemption date to December 17, 2030, as determined by the Issuer based on a linear interpolation of the yields represented by the arithmetic average of bids observed in the market place at or about 10:00 a.m. (Toronto time), on the relevant date for each of the two outstanding non-callable non-amortizing U.S. Government nominal bonds which have the terms to maturity which most closely span the remaining term from such redemption date to December 17, 2030, where such arithmetic average is based in each case on the bids quoted to an independent investment dealer acting as agent of the Issuer by two independent registered members of the Investment Industry Regulatory Organization of Canada selected by the Issuer (and acceptable to the Trustee, acting reasonably), calculated in accordance with standard practice in the industry.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any note, (i) the redemption price of such Called Principal at December 17, 2030 (such redemption price being set forth in the table appearing under the caption “Optional Redemption”), and (ii) all required payments of interest on such Called Principal that would be due after the date of calculation of the redemption price with respect to such Called Principal through and including December 17, 2030 if no payment of such Called Principal were made prior to its scheduled due date, provided that if such date of calculation of the redemption price is not a date on which interest payments are due to be made under the terms of such Notes, then the amount of the next succeeding interest payment will be reduced by the amount of interest accrued to such date of calculation of the redemption price and required to be paid on such date.

“Restricted Subsidiary” of the Issuer means any Subsidiary of the Issuer that is designated as a Restricted Subsidiary in compliance with the covenant in Section 6.6.
“Security Document” means the pledge evidencing or creating or purporting to create any security interests in favour of the Collateral Trustee for its benefit and for the benefit of the Trustee and the holders of the 2030 Notes, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.
“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is not a Restricted Subsidiary and any Subsidiary of such Subsidiary.
7.    The Indenture shall be amended by adding a new Article 3(B) after Article 3(A) (Terms of the 2026 Notes), pursuant to which the 2030 Notes will be created and designated, as follows:
ARTICLE 3(B)
TERMS OF THE 2030 NOTES
3(B).1    Definitions
In this Article 3(B) and in the Notes, the following terms have the following meanings:
“2030 Note Account” means any account which is designated in writing to the Trustee as the 2030 Note Account from time to time.
“2030 Note Maturity Date” has the meaning given to it in Section 3(B).5.
“2026 Record Date” means the close of business five (5) Business Days preceding the relevant Interest Payment Date.
“Additional 2030 Notes” means any 2030 Notes issued under and pursuant to the terms of and subject to the conditions of this Indenture after the 2030 Note Issue Date.
“DRS” means the Direct Registration System maintained by the Trustee.
“DRS Advice” means the notification produced by the DRS system evidencing ownership of the 2030 Notes.
“Interest Payment Date” for the purposes of this Article 3(B) means June 17 and December 17 of each year that the 2030 Notes are outstanding and (except in respect of any Additional 2030 Notes) commencing on June 17, 2026.
“Interest Period” means the period commencing on the later of (a) the date of issue of the 2030 Notes and (b) the immediately preceding Interest Payment Date on which interest has been paid, and ending on the day immediately preceding the Interest Payment Date in respect of which interest is payable.
“Uncertificated Note” means any 2030 Note that is not a Definitive Note, including DRS Advices.

3(B).2    Creation and Designation of the 2030 Notes
In accordance with this Indenture, the Issuer is authorized to issue a series of Notes designated “10.5% Senior Secured Notes due December 17, 2030”.
3(B).3    Aggregate Principal Amount
The aggregate principal amount of 2030 Notes which may be issued under this Indenture is unlimited, provided, however, that the maximum principal amount of 2030 Notes initially issued hereunder on the 2030 Note Issue Date shall be $140,000,000. The Issuer may, from time to time, without the consent of any existing Holders but subject to Section 6.9, create and issue Additional 2030 Notes hereunder having the same terms and conditions as the 2030 Notes in all respects, except for the date of issuance, issue price and first payment of interest thereon. Additional 2030 Notes so created and issued will be consolidated with and form a single series with the 2030 Notes.
3(B).4    Authentication
The Trustee shall initially authenticate one or more Global Notes, Uncertificated Notes and/or Definitive Notes for original issue on the 2030 Note Issue Date in an aggregate principal amount of up to $140,000,000 or otherwise to permit transfers or exchanges in accordance with Section 4.6 upon receipt by the Trustee of a duly executed Authentication Order. After the 2030 Note Issue Date, subject to Section 3(B).3, the Issuer may issue, from time to time, and the Trustee shall authenticate upon receipt of an Authentication Order, Additional 2030 Notes for original issue. Except as provided in Section 6.9, there is no limit on the amount of Additional 2030 Notes that may be issued hereunder. Each such Authentication Order shall specify the principal amount of 2030 Notes to be authenticated and the date on which such 2030 Notes are to be authenticated. The aggregate principal amount of 2030 Notes outstanding at any time may not exceed the aggregate principal amount specified in the Authentication Orders provided in respect of original issues of 2030 Notes except as provided in Section 2.10. For certainty, the Trustee shall not be obligated or liable to ensure that the Issuer is in compliance with the limitations in Section 6.9, and shall be entitled to rely on an Officers’ Certificate from the Issuer certifying such compliance for any Additional 2030 Notes so issued.
3(B).5    Date of Issue and Maturity
The 2030 Notes will be dated December 17, 2025 and the 2030 Notes will become due and payable, together with all accrued and unpaid interest thereon, on December 17, 2030 (the “2030 Note Maturity Date”).
3(B).6    Interest
(a)    The 2030 Notes will bear interest on the unpaid principal amount thereof at the rate of 10.5% per annum from their respective 2030 Note Issue Date to, but excluding, the 2030 Note Maturity Date, compounded semi-annually and payable in arrears on each Interest Payment Date. The first Interest Payment Date for the Initial 2030 Notes will be June 17, 2026.
(b)    Interest will be payable in respect of each Interest Period (after, as well as before, the 2030 Note Maturity Date, default and judgment, with interest overdue on principal and interest at a rate that is 1% higher than the applicable rate on the 2030 Notes) on each Interest Payment Date in accordance with Section 2.11and Section 2.14. Interest on the

2030 Notes will accrue from their respective 2030 Note Issue Date or, if interest has already been paid, from and including the last Interest Payment Date therefor to which interest has been paid or made available for payment. Interest will be computed on the basis of a 365-day or 366-day year, as applicable, and will be payable in equal semi-annual amounts; except that interest in respect of any period that is shorter than a full semi-annual interest period will be computed on the basis of a 365-day or 366-day year, as applicable, and the actual number of days elapsed in that period.
3(B).7    Optional Redemption
(a)    Subject to Section 3(B).7(b), at any time and from time to time prior to December 17, 2027, the Issuer may redeem all or a part of the 2030 Notes, upon not less than 15 days’ nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the 2030 Notes redeemed, plus the Applicable Premium and accrued and unpaid interest, if any, as of the applicable date of redemption (subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
(b)    At any time prior to December 17, 2027, the Issuer may, on one or more occasions, redeem up to 35% of the aggregate principal amount of 2030 Notes issued under this Indenture (including any Additional 2030 Notes), upon not less than 15 days’ nor more than 60 days’ notice, at a Redemption Price of 108% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings; provided that:
(i)    2030 Notes in an aggregate principal amount equal to at least 65% of the aggregate principal amount of 2030 Notes issued under this Indenture (excluding any Additional 2030 Notes) remain outstanding immediately after the occurrence of such redemption (excluding 2030 Notes held by the Issuer or its Affiliates); and
(ii)    the redemption occurs within 90 days of the date of the closing of such Equity Offering.
(c)    Except pursuant to Sections 3(B).7(a) and 3(B).7(b), the 2030 Notes will not be redeemable at the Issuer’s option prior to December 17, 2027.
(d)    At any time and from time to time on or after December 17, 2027, the Issuer may redeem all or a part of the 2030 Notes upon not less than 15 days’ nor more than 60 days’ notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 2030 Notes redeemed, to the applicable Redemption Date, of the years indicated below, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date:

Year	Percentage
December 17, 2027 to December 17, 2028	104.0000%

December 17, 2028 to December 17, 2029	102.0000%
December 17, 2029 and thereafter	100.0000%
(e)    Unless otherwise specifically provided in this Section 3(B).7, the terms of Article 5 shall apply to the redemption of any 2030 Notes and in the event of any inconsistency, the terms of this Section 3(B).7 shall prevail.
3(B).8    Mandatory Redemption and Market Purchases
(a)    The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the 2030 Notes; provided, however, that the Issuer may be required to offer to purchase the 2030 Notes pursuant to Sections 6.13 and 6.14.
(b)    The Issuer or any of its Subsidiaries may at any time and from time to time purchase 2030 Notes by tender offer, open market purchases, negotiated transactions, private agreement or otherwise at any price in accordance with Applicable Securities Legislation, so long as such acquisition does not violate the terms of this Indenture.
3(B).9    Form and Denomination of the 2030 Notes
(a)    The 2030 Notes will be issued in minimum denominations of $1,000 (and integral multiples of $1,000).
(b)    Subject to Section 4.2(b), other than with respect to certain Holders that will receive Definitive Notes or Uncertificated Notes, the 2030 Notes will be issuable as Global Notes, substantially in the form set out in Appendix A hereto with such changes as may be reasonably required by the Depository and any other changes as may be approved or permitted by the Issuer, in each case which changes are not prejudicial to the Holders or Beneficial Holders of 2030 Notes, and with such approval in each case to be conclusively deemed to have been given by the officers of the Issuer executing the same in accordance with Article 2.
3(B).10     Currency of Payment
The principal of, and interest and premium (if any) on, the 2030 Notes will be payable in United States dollars.
3(B).11     Additional Amounts
(a)    All payments made by any Guarantor under or with respect to any Guarantee will be made free and clear of and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of any United States Taxing Authority (hereinafter “United States Taxes”), unless any Guarantor is required to withhold or deduct United States Taxes by law or by the interpretation or administration thereof. If any Guarantor is so required to withhold or deduct any amount of interest for or on account of United States Taxes from any payment made under or with respect to any Guarantee, such Guarantor will pay such additional amounts of interest (“Additional Amounts”) as may be necessary so that the net amount received by each holder (including Additional

Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such United States Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder (an “Excluded Holder”):
(i)    which is subject to such United States Taxes by reason of any connection between such holder and the United States or any states political subdivision thereof or authority thereof other than the mere holding of Notes or the receipt of payments thereunder;
(ii)    which failed to duly and timely comply with a timely request of the Issuer to provide information, documents, certification or other evidence concerning such holder’s nationality, residence, entitlement to treaty benefits, identity or connection with the United States or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any United States Taxes as to which Additional Amounts would have otherwise been payable to such holder of Notes but for this clause (ii);
(iii)    which is a fiduciary, a partnership or not the beneficial owner of any payment on a Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the beneficiary, partner or beneficial owner owned the 2030 Note directly (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner);
(iv)    to the extent that the United States Taxes required to be withheld or deducted are imposed pursuant to sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (and any amended or successor version that is substantially comparable), and any regulations or other official guidance thereunder or agreements (including any intergovernmental agreements or any laws, rules or practices implementing such intergovernmental agreements) entered into in connection therewith; or
(v)    any combination of the foregoing clauses of this proviso.
(b)    The Issuer or such Guarantor, as the case may be, will also (i) make such withholding or deduction and, (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or such Guarantor, as the case may be, will furnish to the holders of the 2030 Notes, within 30 days after the date the payment of any United States Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Guarantor, as the case may be. Such Guarantor will indemnify and hold harmless each holder (other than all Excluded Holders) for the amount of (A) any United States Taxes not withheld or deducted by such Guarantor and levied or imposed and paid by such holder as a result of payments made under or with respect to the Guarantees, (B) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (C) any United States Taxes imposed with respect to any reimbursement under clauses (i) or (ii) of this Section 3(B).11(b).

(c)    At least 30 days prior to each date on which any payment under or with respect to the 2030 Notes is due and payable, if any Guarantor is aware that it will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Whenever in this Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
(d)    The obligations described under this Section 3(B).11 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.
3(B).12     Appointment
(a)    The Trustee will be the trustee for the 2030 Notes, subject to Article 11.
(b)    The Issuer initially appoints CDS to act as Depository with respect to the 2030 Notes.
(c)    The Issuer initially appoints the Trustee at its corporate office in Vancouver, British Columbia to act as the Registrar, transfer agent, authentication agent and Paying Agent with respect to the 2030 Notes. The Issuer may change the Registrar, transfer agent, authentication agent or Paying Agent for the 2030 Notes at any time and from time to time without prior notice to the Holders of the 2030 Notes.
3(B).13     Inconsistency
In the case of any conflict or inconsistency between this Article 3(B)and any other provision of this Indenture, Article 3(B) shall, as to the 2030 Notes, govern and prevail.
3(B).14     Reference to Principal, Premium, Interest, etc.
Whenever this Indenture refers to, in any context, the payment of principal, Called Principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference shall include the payment of Additional Amounts or indemnification payments as described hereunder, if applicable.”
3(B).15    Dividends
Notwithstanding any other provision of this Indenture, for so long as any 2030 Notes are outstanding, the Issuer shall not pay any dividends or make any other distributions on its Capital Stock.
8.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Section 6.5(d) (Provision of Reports and Financial Statements) in its entirety and replacing it with the following:

(d) Notwithstanding the foregoing paragraphs, at any time that the Issuer remains a “reporting issuer” (or its equivalent) in the United States or any province or territory of Canada, (i) all Financial Reports will be deemed to have been provided to the Trustee and the Holders once filed on SEDAR or Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or any successor system thereto, (ii) the Issuer will not be required to maintain a website on which it makes such Financial Reports available, and (iii) if the Issuer holds a quarterly conference call for its equity holders within 15 Business Days of filing a Financial Report on SEDAR or EDGAR or any successor system thereto, Holders shall be permitted to attend such conference call and the Issuer shall not be required to hold any conference call described in the preceding paragraph.
9.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Section 6.6 (Designation of Restricted and Unrestricted Subsidiaries) in its entirety and replacing it with the following:
(a)    The Issuer may designate any Restricted Subsidiary of the Issuer to be an Unrestricted Subsidiary; provided that:
(i)    any Guarantee by the Issuer or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under Section 6.9;
(ii)    the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Issuer or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will, unless it otherwise constitutes a Permitted Investment, be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under Section 6.8;
(iii)    such Subsidiary does not hold any Liens on any property of the Issuer or any Restricted Subsidiary thereof;
(iv)    the Subsidiary being so designated:
(A)    is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
(B)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(C)    is not a party to any agreement or understanding with the Issuer or any of its Restricted Subsidiaries unless the terms of any such agreement would be permitted under Section 6.11;
(v)    no Default or Event of Default would be in existence following such designation.
(b)    Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by the Issuer providing a copy of a written notice to the Chief Executive Officer and/or Chief Financial Officer of the Issuer notifying the Trustee of such designation. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in subclauses (A) and (B) of clause (iv) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under this Indenture, the Issuer will be in default under this Indenture. Notwithstanding the foregoing, Trulieve Inc., its successors or assigns, in any matter whatsoever, will remain a Restricted Subsidiary hereunder.
(c)    The Chief Executive Officer and/or Chief Financial Officer of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
(i)    such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under Section 6.9;
(ii)    all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under Section 6.8 provided that such outstanding Investments shall be valued at the lesser of (A) the Fair Market Value of such Investments measured on the date of such designation and (B) the Fair Market Value of such Investments measured at the time each such Investment was made by such Unrestricted Subsidiary;
(iii)    all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 6.7; and
(iv)    no Default or Event of Default would be in existence following such designation.
Any Subsidiary of the Issuer that has not been designated as a Restricted Subsidiary or an Unrestricted Subsidiary shall be an Unrestricted Subsidiary.
10.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Section 6.7 (Liens) in their entirety and replacing it with the following:

The Issuer will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon the Collateral, except Permitted Liens, unless contemporaneously with the incurrence of such Lien, all payments due under the Indenture and the 2030 Notes are secured on a pari passu basis with such Lien.
11.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Section 6.8 (Restricted Payments) in their entirety and replacing it with the following:
(a)    Subject to Section 6.8(b), the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i)    declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, consolidation or amalgamation of the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (A) payable in Equity Interests (other than Disqualified Stock) of the Issuer or a Restricted Subsidiary or (B) to the Issuer or a Restricted Subsidiary of the Issuer);
(ii)    purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer held by Persons other than any of the Issuer’s Restricted Subsidiaries;
(iii)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (other than intercompany Indebtedness permitted under Section 6.9(b)(vi)), except: (A) a payment of interest or payment of principal at the Stated Maturity thereof or (B) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or
(iv)    make any Restricted Investment;
(all such payments and other actions set forth in Sections 6.8(a)(i) through 6.8(a)(iv) above are collectively referred to as “Restricted Payments”).
(b)    Section 6.8(a) will not prohibit, so long as, in the case of Sections 6.8(b)(iv), 6.8(b)(vi), 6.8(b)(viii), 6.8(b)(xi) and 6.8(b)(xii), no Default has occurred and is continuing or would be caused thereby:
(i)    the payment of any dividend or distribution, or the making of any Restricted Payment in respect of a redemption of Subordinated Indebtedness, in each case within 60 days after the date of declaration thereof or the giving of an irrevocable Redemption Notice therefor, as the case may be, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(ii)    the payment of any dividend or similar distribution by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;
(iii)    the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to an Unrestricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock), including cash proceeds received from an exercise or warrants or options, or from the substantially concurrent contribution (other than by a Subsidiary of the Issuer) of capital to the Issuer in respect of its Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 6.8(a)(C)(2).
(iv)    the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
(v)    Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests (other than Disqualified Stock) of the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from Section 6.8(a)(C)(2);
(vi)    the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights;
(vii)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer held by any current or former officer, director or employee (or any of their respective heirs or estates or permitted transferees) of the Issuer or any Restricted Subsidiary of the Issuer pursuant to any employee equity subscription agreement, stock option agreement, stock matching program, stockholders’ agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $10 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year only);
(viii)    dividends on Disqualified Stock issued in compliance with Section 6.9 to the extent such dividends are included in the definition of Consolidated Fixed Charges with respect to the Issuer;
(ix)    the payment of cash in lieu of fractional Equity Interests in connection with stock dividends, splits or business combinations or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any of its Restricted Subsidiaries that are not derivative securities;

(x)    payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions of Section 10.1;
(xi)    the repurchase, redemption or other acquisition or retirement for value of any Indebtedness pursuant to provisions in documentation governing such Indebtedness similar to those described in Section 6.13 or 6.14, provided that, prior to such repurchase, redemption or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) shall have made a Change of Control Offer or Asset Sale Offer with respect to the 2030 Notes and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer; and
(xii)    Restricted Payments not otherwise permitted under items (i) through (xi) above in an aggregate amount at any one time outstanding not to exceed the greater of (A) $75 million and (B) the amount equal to 0.3 multiplied by the aggregate amount of Consolidated EBITDA for the most recently completed twelve fiscal months of the Issuer for which the internal financial statements are available immediately preceding the date on which such Restricted Payment is made.
(c)    In determining whether any Restricted Payment (or a portion thereof) is permitted by the foregoing paragraphs (a) or (b) of this Section 6.8, the Issuer may allocate or reallocate all or any portion of such Restricted Payment among the clauses of paragraph (a) or (b) of this Section 6.8, provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.
(d)    The amount of all Restricted Payments will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities (other than cash or Cash Equivalents) that are required to be valued by this covenant will be determined, in the case of amounts under $50 million, pursuant to an Officers’ Certificate delivered to the Trustee and, in the case of amounts over $50 million, by the Board of Directors of the Issuer, whose determination shall be evidenced by a Board Resolution that will be delivered to the Trustee.
12.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Sections 6.9(a), (b) and (c) (Incurrence of Indebtedness) in their entirety and replacing it with the following:
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt); provided, however, that all of the below are satisfied and if no Default or Event of Default shall have occurred and be continuing:
(i)    the Issuer and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Debt), if the Consolidated Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0:1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period; and
(ii)    the Issuer and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Debt), if immediately following the incurrence of such Intendedness the ratio of (i) Consolidated Indebtedness, to (ii) Consolidated EBITDA, does not exceed 4.0:1.0.
(b)    Notwithstanding the foregoing, Section 6.9(a) will not prohibit the Incurrence of any of the following (collectively, “Permitted Debt”):
(i)    the Incurrence of Attributable Debt, Capital Lease Obligations, Purchase Money Obligations or other Indebtedness, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, development or improvement of property, plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this Section 6.9(b)(i), in an aggregate principal amount at any time outstanding not to exceed the greater of (i) 15% of Consolidated Net Tangible Assets at any time outstanding or (ii) U.S.$200 million;
(ii)    the Incurrence of Non-Recourse Debt;
(iii)    the Incurrence of Existing Indebtedness;
(iv)    the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the 2030 Notes and the Guarantees, in each case, issued on the Issue Date;
(v)    the Incurrence by the Issuer or any Restricted Subsidiary of the Issuer of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under Section 6.9(a) or Sections 6.9(b)(ii), 6.9(b)(iii) 6.9(b)(iv), 6.9(b)(xi) or 6.9(b)(xii);
(vi)    the Incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Issuer or any of its Restricted Subsidiaries; provided, however, that:
(A)    if the Issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations with respect to the 2030 Notes, in the case of the Issuer, or any Guarantee, in the case of a Guarantor;

(B)    such Indebtedness owed to the Issuer or any Guarantor must be unsubordinated obligations, unless the obligor under such Indebtedness is the Issuer or a Guarantor;
(C)    if the Issuer or a Restricted Subsidiary is the obligor in such Indebtedness (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 6.9(b)(vi);
(vii)    the Guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer that was permitted to be Incurred by another provision of this covenant;
(viii)    the Incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations for the purpose of managing risks in the ordinary course of business and not for speculative purposes;
(ix)    the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, and any Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;
(x)    the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business and guarantees of payment; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within one year following such drawing or Incurrence;
(xi)    the Incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness; or
(xii)    the Incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness not otherwise permitted under Section 6.9(b)(i) through (xii) in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance, defease, discharge or replace any Indebtedness Incurred pursuant to this Section 6.9(b)(xii), not to exceed the greater of (A) $25 million or (B) the amount equal to 0.3 multiplied by the aggregate amount of Consolidated EBITDA for the most recently completed twelve fiscal months of the Issuer for which the internal financial statements are available immediately preceding the date on which such Indebtedness is Incurred.

(c)    For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 6.9(b)(i) through (xii) above, or is entitled to be Incurred or issued pursuant to Section 6.9(a), the Issuer will be permitted to divide and classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this Section 6.9. In addition, any Indebtedness originally divided or classified as Incurred pursuant to Section 6.9(b)(i) through (xii) above or pursuant to Section 6.9(a) may later be re-divided or reclassified by the Issuer such that it will be deemed as having been Incurred pursuant to another of such clauses or such paragraph; provided that such re-divided or reclassified Indebtedness could be Incurred pursuant to such new clause or such paragraph at the time of such re-division or reclassification. Notwithstanding the foregoing, Indebtedness outstanding on the 2030 Note Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided pursuant to Section 6.9(b)(iii). Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in such determination.
Notwithstanding any other provision of this covenant and for the avoidance of doubt, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or increases in the value of property securing Indebtedness which occur subsequent to the date that such Indebtedness was Incurred as permitted by this covenant.
13.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Section 6.10(b) (Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries) in its entirety and replacing it with the following:
(b)    Section 6.10(a) will not apply to encumbrances:
(i)    existing under, by reason of or with respect to any Existing Indebtedness, Capital Stock or any other agreements or instruments in effect on the 2030 Note Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and/or the Chief Financial Officer of the Issuer, not materially more restrictive, taken as a whole, than those contained in the Existing Indebtedness, Capital Stock or such other agreements or instruments, as the case may be, as in effect on the 2030 Note Issue Date;
(ii)    under agreements governing other Indebtedness permitted to be Incurred under Section 6.9 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements if either the encumbrance or restriction (A) applies only in the event of a default under such Indebtedness or agreement or (B) will not, in the reasonable good faith judgement of the Chief Executive Officer and/or the Chief Financial Officer

of the Issuer, materially affect the Issuer’s ability to make principal or interest payments on the 2030 Notes;
(iii)    set forth in this Indenture, the 2030 Notes and the Guarantees or contained in any other instrument relating to any such Indebtedness so long as the Chief Executive Officer and/or Chief Financial Officer of the Issuer determines that such encumbrances or restrictions are not materially more restrictive in the aggregate than those contained in this Indenture;
(iv)    existing under, by reason of or with respect to applicable law, rule, regulation, order, approval, license, permit or similar restriction;
(v)    with respect to any Person or the property or assets of a Person acquired by the Issuer or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with, or in contemplation of, such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and/or the Chief Financial Officer of the Issuer, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;
(vi)    in the case of a transfer contemplated under Section 6.10(a)(iii):
(A)    that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;
(B)    existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary thereof not otherwise prohibited by this Indenture;
(C)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations, in each case which impose restrictions on the property so acquired;
(D)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Chief Executive Officer and/or Chief Financial Officer of the Issuer or in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;
(E)    any instrument governing secured Indebtedness; or

(F)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;
(vii)    existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions, loans or advances by that Restricted Subsidiary or transfers of such Capital Stock, property or assets pending such sale or other disposition;
(viii)    contained in Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness do not add any restriction that is prohibited by Sections 6.10(a)(i) through (iii) and otherwise are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(ix)    pursuant to Liens permitted to be incurred under Section 6.7 that limit the right of the debtor to dispose of the assets subject to such Liens;
(x)    contained in agreements entered into in connection with Hedging Obligations permitted from time to time under this Indenture;
(xi)    existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business; and
(xii)    with respect to an Unrestricted Subsidiary of the Issuer pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Issuer or any Restricted Subsidiary thereof other than the assets and property so acquired.
14.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Section 6.11 (Transactions with Affiliates) in its entirety and replacing it with the following:
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $25 million for any Affiliate Transaction or series of related Affiliate Transactions, unless:

(i)    such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction, taken as a whole, by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer and is approved by a majority of disinterested directors; and
(ii)    the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant.
(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.11(a):
(i)    transactions between or among the Issuer and/or its Restricted Subsidiaries;
(ii)    payment of reasonable fees to, and reasonable indemnification and similar payments to officers, directors, employees or consultants of the Issuer and its Subsidiaries;
(iii)    any Permitted Investments or Restricted Payments that are permitted under Section 6.8;
(iv)    any issuance of Equity Interests (other than Disqualified Stock) of the Issuer, or receipt of any capital contribution from any Affiliate of the Issuer;
(v)    transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(vi)    transactions pursuant to agreements or arrangements in effect on the 2030 Note Issue Date and described in the Offering Memorandum (including in any of the documents incorporated by reference therein), or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to, or restrictive on, the Issuer and its Restricted Subsidiaries than the original agreement or arrangement in existence on the 2030 Note Issue Date;
(vii)    any employment, consulting, service or termination agreement, employee benefit plan or arrangement, reasonable indemnification arrangements or any similar agreement, plan or arrangement, entered into by the Issuer or any of its Restricted Subsidiaries with officers, directors, consultants or employees of the Issuer or any of its Restricted Subsidiaries and the payment of compensation or benefits to officers, directors, consultants and employees of the Issuer or any of its Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), and any payments, indemnities or other transactions permitted or required by law, statutory provisions or any of the foregoing agreements, plans or arrangements;

(viii)    transactions permitted by, and complying with, Section 10.1;
(ix)    transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;
(x)    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into the Issuer or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders of the 2030 Notes in any material respect, than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;
(xi)    payments to an Affiliate in respect of the 2030 Notes or any other Indebtedness of the Issuer or any of its Restricted Subsidiaries on the same basis as concurrent payments are made or offered to be made in respect thereof to non-Affiliates or on a basis more favorable to such non-Affiliate; or
(xii)    transactions with customers, clients, joint ventures, joint venture partners, suppliers, or purchasers or sellers of goods or services that are Affiliates of the Issuer, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, provided that in the reasonable determination of the Chief Executive Officer or Chief Financial Officer of the Issuer, such transactions are on terms not less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer.
15.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Section 6.14(d) (Repurchase at the Option of Holders – Asset Sale) in its entirety and replacing it with the following:
(d)    An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” If on any date, the aggregate amount of Excess Proceeds exceeds $50 million, then within ten Business Days after such date, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. The Issuer may satisfy the foregoing obligation with respect to such Excess Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Excess Proceeds (the “Advance Portion”). If any Excess Proceeds remain unapplied after the consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the 2030 Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or in integral multiples of $1,000 in excess thereof, shall be purchased. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.
16.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Section 6.16(b) (Suspension of Covenants) in its entirety and replacing it with the following:
(b)    If at any time the 2030 Notes cease to have Investment Grade Status, then the Suspended Covenants will thereafter be reinstated with effect following the 60th Business Day following the time the 2030 Notes cease to have Investment Grade Status (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture with respect to future events for the benefit of the 2030 Notes (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the 2030 Notes again achieve Investment Grade Status and no Default or Event of Default shall have occurred and be continuing on such date (in which event the Suspended Covenants shall no longer be in effect unless and until the 2030 Notes cease to have such Investment Grade Status). Such Suspended Covenants will not, however, be of any effect with regard to the actions of the Issuer and its Restricted Subsidiaries properly taken during the continuance of the Suspension Period. For the avoidance of doubt, all Restricted Payments made, all Indebtedness Incurred, all dividends, other distributions, loan advances and transfers of properties or assets paid and/or entered into, all consolidations, amalgamations, mergers, sales, assignments, leases, transfers, conveyances and other dispositions entered into and all Affiliate Transactions entered into during the Suspension Period will be disregarded for all purposes (and no amounts shall count towards any baskets set out in the Offering Memorandum, the Indenture of any of the 2030 Notes).
17.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Section 7.1 (Events of Default) in its entirety and replacing it with the following:
7.1 Events of Default
Unless otherwise provided in a Supplemental Indenture relating to a particular series of Notes, an “Event of Default” means any one of the following events:
(a)    default for 30 days in the payment when due of interest on the Notes;
(b)    except contemplated in Section 7.1(d), default in payment when due of the principal of, or premium, if any, on the Notes (whether at maturity, upon redemption or upon a required repurchase) pursuant to its obligations under Sections 6.13 and 6.14);

(c)    failure by the Issuer to comply with its obligations under Section 10.1;
(d)    failure by the Issuer for 30 days to comply with the provisions of Section 6.13 or 6.14 to the extent not described in Section 7.1(b);
(e)    failure by the Issuer or any of its Restricted Subsidiaries for 60 days (or 90 days in the case of a Reporting Failure) after written notice by the Trustee or Holders representing 51% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in this Indenture;
(f)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the 2030 Note Issue Date, if that default:
(i)    is caused by a failure to make any payment on such Indebtedness when due and prior to the expiration of the grace period, if any, provided in such Indebtedness (a “Payment Default”); or
(ii)    results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default which remains outstanding or the maturity of which has been so accelerated for a period of 30 days or more, aggregates $50.0 million or more, provided that if any such Payment Default is cured or waived or any such acceleration is rescinded, as the case may be, such Event of Default under this Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgement or decree;
(g)    failure by the Issuer or any of its Restricted Subsidiaries to pay final non-appealable judgments (to the extent such judgments are not paid or covered by in-force insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
(h)    except as permitted by this Indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Guarantee;
(i)    the Issuer or any Restricted Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(i)    commences a voluntary case or proceeding;
(ii)    applies for or consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii)    applies for or consents to the appointment of a custodian of it or for all or substantially all of its assets; or
(iv)    makes a general assignment for the benefit of its creditors;
(j)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Issuer or any Restricted Subsidiary as debtor in an involuntary case or proceeding;
(ii)    appoints a custodian of the Issuer or any Restricted Subsidiary or a custodian for all or substantially all of the assets of the Issuer or any Restricted Subsidiary; or
(iii)    orders the liquidation of the Issuer or any Restricted Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days and, in the case of the insolvency of a Restricted Subsidiary, such Restricted Subsidiary remains a Restricted Subsidiary on such 60th day;
(k)    the Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien on any material portion of the Collateral purported to be covered thereby and the Issuer or the applicable Guarantor does not take all steps required to provide the Collateral Trustee with a valid and perfected Lien against such Collateral within five (5) days of request therefor by the Collateral Trustee or the Trustee; and
(l)    either
(i)    any default under the material terms of any Material Permit held by a Restricted Subsidiary (after the expiry of any grace period or cure period provided by applicable law or regulations) if such default has a Material Adverse Effect on the Issuer, or
(ii)    any agreement by the Issuer or a Restricted Subsidiary to surrender or terminate any Material Permit prior to the expiry date set out in the applicable Material Permit, if such surrender or termination has a Material Adverse Effect on the Issuer unless such Material Permit is replaced within 60 days by a substantially similar Material Permit on terms and conditions no more onerous or restrictive than the Material Permit forfeited or terminated under subsections (i) or (ii) or such Material Permit is to be renewed or replaced by the applicable regulatory authority in accordance with applicable law.
For greater certainty, for the purposes of this Section 7.1, an Event of Default shall occur with respect to a series of Notes if such Event of Default relates to a Default in the payment of principal, premium (if any), or interest on such series of Notes, in which case references to “Notes” in this Section 7.1 shall refer to Notes of that particular series.

For the purposes of this Article 7, where the Event of Default refers to an Event of Default with respect to a particular series of Notes as described in this Section 7.1, then this Article 7 shall apply mutatis mutandis to the Notes of such series and references in this Article 7 to the “Notes” shall be deemed to be references to Notes of such particular series, as applicable.
18.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Section 8.5(a)(iv) (Conditions to Legal or Covenants Defeasance) in its entirety.
19.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by deleting Section 8.9 (Release of Liens) its entirety and replacing it with the following:
(a)    The Liens on the Collateral will be released in whole with respect to the 2030 Notes and the Security Document, as applicable, upon the occurrence of any of the following:
(i)    payment in full in cash of the principal of, accrued and unpaid interest and premium (if any) on, the 2030 Notes;
(ii)    satisfaction and discharge of the Indenture; or
(iii)    legal defeasance or covenant defeasance as set forth under Sections 8.3 or 8.4 below, provided that in each case, all amounts owing to the Trustee under the Indenture and the 2030 Notes and to the Collateral Trustee under the Security Document have been paid or otherwise provided for to the reasonable satisfaction of the Trustee and the Collateral Trustee, as applicable.
(b)    The Liens on the Collateral will automatically be released with respect to any asset constituting Collateral upon the occurrence of any of the following:
(i)    in connection with any disposition of such Collateral to any Person other than the Issuer that is permitted by this Indenture; or
(ii)    upon the sale or disposition of such Collateral pursuant to the exercise of any rights and remedies by the Collateral Trustee with respect to any Collateral, subject to the Security Document.
To the extent required by the Indenture (other than in relation to (ii) above), the Issuer will furnish to the Trustee, prior to each proposed release of Collateral the Indenture, an Officer’s Certificate and/or an opinion of counsel, each stating that all conditions to the release of the Liens on the Collateral have been satisfied.
20.    For the purposes of this Second Supplemental Trust Indenture only and with respect to the 2030 Notes only, the Indenture shall be amended by amending Sections 10.1(a)(ii)(E) and 10.1(b) (Mergers, Consolidation or Sale of Assets) to remove the requirement to deliver to the Trustee an Opinion of Counsel.

21.    The Trustee accepts the trusts in this Second Supplemental Trust Indenture and agrees to carry out and discharge the same upon the terms and conditions set out in this Second Supplemental Trust Indenture and in accordance with the Indenture.
22.    The Indenture as amended and supplemented by this Second Supplemental Trust Indenture is in all respects confirmed and for greater certainty the Issuer acknowledges and confirms that the Security Document granted by it pursuant to the Indenture secure the due payment of all principal, interest and other amounts outstanding under the 2030 Notes.
23.    This Second Supplemental Trust Indenture shall take effect upon the date first above written.
24.    The parties hereto and each of them do hereby agree to do such. things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Second Supplemental Trust Indenture in accordance with their true intent.
25.    This Second Supplemental Trust Indenture and the 2030 Notes shall be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as British Columbia contracts.
26.    The Indenture shall be modified in accordance with this Second Supplemental Trust Indenture, and this Second Supplemental Trust Indenture shall form part of the Indenture for all purposes and every Holder (as that term is defined in the Indenture) shall be bound thereby.
27.    This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Trust Indenture to be duly executed as of the day and year first referenced above.
TRULIEVE CANNABIS CORP.

By:	(signed) “Eric Powers”
Authorized Signatory

ODYSSEY TRUST COMPANY

By:	(signed) “Amy Douglas”
Authorized Signatory

APPENDIX A
FORM OF 2030 Note
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE, AS SUPPLEMENTED, HEREIN REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE TRANSFERRED TO OR EXCHANGED FOR NOTES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AS SUPPLEMENTED. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF, TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE SHALL BE A GLOBAL NOTE SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AS SUPPLEMENTED.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO TRULIEVE CANNABIS CORP. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE. [INSERT GLOBAL NOTES LEGEND FOR ALL GLOBAL NOTES]
THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) (AND BASED

UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

CUSIP 89788CAF1
ISIN CA89788CAF10
No.	US$

TRULIEVE CANNABIS CORP.
(a corporation formed under the laws of the Business Corporations Act (British Columbia))
10.5% SENIOR SECURED NOTES DUE DECEMBER 17, 2030
TRULIEVE CANNABIS CORP. (the “Issuer”) for value received hereby acknowledges itself indebted and, subject to the provisions of the trust indenture dated as of June 18, 2019, as supplemented by the supplemental indenture dated December 17, 2025 (together, the “Indenture”) between the Issuer and Odyssey Trust Company (the “Trustee”), promises to pay to the registered holder hereof on December 17, 2030 (the “Stated Maturity”) or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture the principal sum of [] million dollars ($[]) in lawful money of the United States of America on presentation and surrender of this Note (the “Note”) at the main branch of the Trustee in Vancouver, British Columbia, in accordance with the terms of the Indenture and, subject as hereinafter provided, to pay interest on the principal amount hereof (i) from and including the date hereof, or (ii) from and including the last Interest Payment Date to which interest shall have been paid or made available for payment hereon, whichever shall be the later, in all cases, to and excluding the next Interest Payment Date, at the rate of 10.5% per annum, in like money, calculated and payable semi-annually in arrears on June 17 and December 17 in each year commencing on June 17, 2026, and the last payment (representing interest payable from the last Interest Payment Date to, but excluding, the Maturity of this Note) to fall due on the Maturity of this Note and, should the Issuer at any time make default in the payment of any principal or interest, to pay interest on the amount in default at a rate that is 1% higher than the applicable interest rate on the Notes, in like money and on the same dates.
Interest on this Note will be computed on the basis of a 365-day or 366-day year, as applicable, and will be payable in equal semi-annual amounts; provided that for any Interest Period that is shorter than a full semi-annual interest period, interest shall be calculated on the basis of a year of 365 days or 366 days, as applicable, and the actual number of days elapsed in that period.

If the date for payment of any amount of principal, premium or interest is not a Business Day at the place of payment, then payment will be made on the next Business Day and the holder hereof will not be entitled to any further interest on such principal, or to any interest on such interest, premium or other amount so payable, in respect of the period from the date for payment to such next Business Day.
Interest hereon shall be payable by cheque mailed by prepaid ordinary mail or by electronic transfer of funds to the registered holder hereof and, subject to the provisions of the Indenture, the mailing of such cheque or the electronic transfer of such funds shall, to the extent of the sum represented thereby (plus the amount of any Taxes deducted or withheld), satisfy and discharge all liability for interest on this Note.
This Note is one of the 2030 Notes of the Issuer issued under the provisions of the Indenture. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which this Note and other Notes of the Issuer are or are to be issued and held and the rights and remedies of the holder of this Note and other Notes and of the Issuer and of the Trustee, all to the same effect as if the provisions of the Indenture were herein set forth to all of which provisions the holder of this Note by acceptance hereof assents.
2030 Notes will be issued in minimum denominations of $1,000 (and integral multiples of $1,000). Upon compliance with the provisions of the Indenture, Notes of any denomination may be exchanged for an equal aggregate principal amount of Notes in any other authorized denomination or denominations.
The indebtedness evidenced by this Note, and by all other 2030 Notes now or hereafter certified and delivered under the Indenture, is a direct senior secured obligation of the Issuer.
The principal hereof may become or be declared due and payable before the Stated Maturity in the events, in the manner, with the effect and at the times provided in the Indenture.
This Note may be redeemed at the option of the Issuer on the terms and conditions set out in the Indenture at the Redemption Price therein. The right is reserved to the Issuer to purchase Notes (including this Note) for cancellation in accordance with the provisions of the Indenture.
Upon the occurrence of a Change of Control, the Holders may require the Issuer to repurchase such Holder’s Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase.
The Indenture contains provisions making binding upon all Holders of Notes outstanding thereunder resolutions passed at meetings of such Holders held in accordance with such provisions and instruments signed by the Holders of a specified majority of Notes outstanding (or certain series of Notes outstanding), which resolutions or instruments may have the effect of amending the terms of this Note or the Indenture.
This Note may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the Trustee in Vancouver, British Columbia and in such other place or places and/or by such other Registrars (if any) as the Issuer with the approval of the Trustee may designate. No transfer of this Note shall be valid unless made on the register by the registered holder hereof or his executors or administrators or other legal representatives, or his or their attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe and upon surrender of this Note for cancellation. Thereupon a new Note or Notes in the same aggregate principal amount shall be issued to the transferee in exchange hereof.

This Note shall not become obligatory for any purpose until it shall have been authenticated by the Trustee under the Indenture.
This Note and the Indenture are governed by, and are to be construed and enforced in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein.
Capitalized words or expressions used in this Notes shall, unless otherwise defined herein, have the meaning ascribed thereto in the Indenture.
IN WITNESS WHEREOF TRULIEVE CANNABIS CORP. has caused this Note to be signed by its authorized representatives as of [_____________], 202__.

TRULIEVE CANNABIS CORP.
Per:
Name:
Title:

(FORM OF TRUSTEE’S CERTIFICATE)
This Note is one of the Trulieve Cannabis Corp. 10.5% Senior Secured Notes due December 17, 2030 referred to in the Indenture within mentioned.

ODYSSEY TRUST COMPANY
Per:
Name:
Title:

Per:
Name:
Title:

(FORM OF REGISTRATION PANEL)
(No writing hereon except by Trustee or other registrar)

Date of Registration	In Whose Name Registered	Signature of Trustee or Registrar

FORM OF ASSIGNMENT
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _____________________________, whose address and social insurance number, if applicable are set forth below, this Note (or $_________________ principal amount hereof) of TRULIEVE CANNABIS CORP. standing in the name(s) of the undersigned in the register maintained by the Issuer with respect to such Note and does hereby irrevocably authorize and direct the Trustee to transfer such Note in such register, with full power of substitution in the premises.
Dated:    ________________________________________________________________________
Address of Transferee: ___________________________________________________________
(Street Address, City, Province and Postal Code)
Social Insurance Number of Transferee, if applicable: _________________________________
If less than the full principal amount of the within Note is to be transferred, indicate in the space provided the principal amount (which must be $1,000 or an integral multiple of $1,000) to be transferred.
In the case of a Note that contains a U.S. restrictive legend, the undersigned hereby represents, warrants and certifies that (one (only) of the following must be checked):
☐    (A)    the transfer is being made to the Issuer;
    (B)    the transfer is being made outside the United States in compliance with Rule 904 of Regulation S under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and in compliance with any applicable local securities laws and regulations and the holder has provided herewith the Declaration for Removal of Legend attached as Appendix C to the Indenture, or
☐    (C)    the transfer is being made in accordance with a transaction that does not require registration under the U.S. Securities Act or any applicable state securities laws and the undersigned has furnished to the Issuer and the Trustee an opinion of counsel of recognized standing or other evidence in form and substance reasonably satisfactory to the Issuer to such effect.
In the case of a Note that does not contain a U.S. restrictive legend, if the proposed transfer is to, or for the account or benefit of a person in the United States, the undersigned hereby represents, warrants and certifies that the transfer of the Note is being completed pursuant to an exemption from the registration requirements of the U.S. Securities Act and any applicable state securities laws, in which case the undersigned has furnished to the Issuer and the Trustee an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Issuer to such effect.
1.    The signature(s) to this assignment must correspond with the name(s) as written upon the face of the Note in every particular without alteration or any change whatsoever. The signature(s) must be guaranteed by a Canadian chartered bank of trust company or by a member of an acceptable Medallion Guarantee Program. Notarized or witnessed signatures are not acceptable as guaranteed signatures. The Guarantor must affix a stamp bearing the actual words: “SIGNATURE GUARANTEED”.

2.    The registered holder of this Note is responsible for the payment of any documentary, stamp or other transfer taxes that may be payable in respect of the transfer of this Note.
Signature of Guarantor

Authorized Officer	Signature of transferring registered holder

Name of Institution